TORNADO GOLD ACQUIRES ILLIPAH GOLD PROSPECT IN WHITE PINE COUNTY, NEVADA FROM GOLDEN CYCLE GOLD CORPORATION

Reno, Nevada, August 29, 2006 - Tornado Gold International Corp. (OTCBB: TOGI), a mineral exploration company focused exclusively on identifying and defining large-scale gold deposits in Nevada, acquired Golden Cycle Gold Corporation’s Illipah gold prospect in White Pine County, Nevada, as of August 23, 2006. Tornado has agreed to phased payments to Golden Cycle, consisting of $50,000, which was paid on the signing the letter agreement, an additional $50,000 and 50,000 restricted shares of Tornado’s common stock within 90 days thereafter, an additional 100,000 restricted shares of Tornado’s common stock within a further 90 days, and a final tranche of 200,000 restricted shares of Tornado’s common stock on August 23, 2007.

Tornado will assume Golden Cycle’s obligations in an underlying exploration and mining lease agreement on the claims, and granted to Golden Cycle a production royalty of two percent of net smelter returns on all rents and mineral production from the property. Tornado has the option, exercisable at any time prior to commercial production on any of the Illipah claims, to reduce the Golden Cycle production royalties from two percent to one percent by paying Golden Cycle, at Golden Cycle’s option, either $1 million, or its equivalent in gold bullion at the August 24, 2006 closing price of gold on the New York Commodity Exchange. Tornado has also agreed to undertake an exploration program on the Illipah property and related area of interest, and incur exploration and development expenditures of at least $750,000 within two years, of which $250,000 must be expended during the next year. Tornado is also obligated to pay $48,006.50 for (A) United States Department of the Interior Bureau of Land Management mining claim maintenance fees, (B) annual maintenance and filing fees to White Pine County, Nevada, and (C) advanced minimum royalty payments to Carl Pescio, one of its directors, and Janet Pescio under an August 31, 2001, agreement between the Pescios and Golden Cycle.

The Illipah gold prospect is an exploration property situated in eastern Nevada at the southern extension of the Carlin Trend (T 18N, R 58E). The property consists of one hundred ninety one unpatented federal Bureau of Land Management lode mining claims, approximately 3,820 acres.

About Tornado Gold International Corp.

Tornado Gold International Corp. is a mineral exploration company focused exclusively on identifying and defining large scale gold deposits in Nevada. The Company is managed by an experienced team with demonstrated abilities in resource development. The Company has combined advanced technology with an exceptionally strong team to create a superior vehicle for large-scale gold discovery in Nevada.

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Tornado Gold International Corp. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital to fund its current and proposed planning, exploratory, and drilling activities; (ii) the price of gold on the world markets; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under“Search for Company Filings.”

For more information, contact Andy Hay at 866-931-1694.